ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 2002

February 10, 2003

This Annual Information Form, including all documents incorporated by reference herein, contain forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Important factors that could affect these statements include, without limitation, general economic conditions, consumer confidence and the level of housing starts, demographics, the Company’s ability to develop new products, patent protection, weather and related customer buying patterns and manufacturing issues, industry capacity, product liability, availability of gas and gas prices, mass merchant consolidation, credit and collections, supply and cost of raw materials, purchased parts and personnel, costs of certain employee benefits, the inability to increase selling prices as costs increase, competition,  foreign currency fluctuations and government regulation.  These factors and other risks and uncertainties are discussed in the reports and disclosure documents filed by the Company with Canadian and U.S. securities regulatory authorities and commissions.  Statements made in this Annual Information Form are made as of February 10, 2003, or as otherwise noted, and the Company disclaims any intention or obligation to update or reverse any statements made herein, whether as a result of new information, future events or otherwise.

TABLE OF CONTENTS

CORPORATE STRUCTURE

1

NAME AND INCORPORATION

1

INTERCORPORATE RELATIONSHIPS

1

GENERAL DEVELOPMENT OF THE BUSINESS

2

THREE YEAR HISTORY

2

TRENDS, UNCERTAINTIES AND RISKS

4

General Economic Conditions, Consumer Confidence and Level of Housing Starts

4

Demographics

4

Ability to Develop New Products

4

Patent Protection

5

Weather and Related Customer Buying Patterns and Manufacturing Issues

5

Industry Capacity

6

Product Liability

6

Availability of Gas and Gas Prices

7

Mass Merchant Consolidation

7

Credit and Collection

7

Supply and Cost of Raw Materials, Purchase Parts and Personnel

7

Cost of Certain Employee Benefits

8

The Inability to Increase Selling Prices as Costs Increase

8

Competition

9

Foreign Currency Fluctuations

9

Government Regulation

10

NARRATIVE DESCRIPTION OF THE BUSINESS

11

GENERAL

11

Principal Markets

11

(i)  The North American Hearth Products Market

11

Gas Fireplaces

11

Wood-Burning Fireplaces

12

Electric Fireplaces and Stoves

13

Space Heating Products

13

(ii)  The U.K. Hearth Products Market

13

(iii)  The North American Barbeque Products Market

14

Gas Barbeque Grills

14

Charcoal Barbeques

15

Barbeque Replacement Parts and Accessories

15

Principal Products

16

Gas Fireplaces

16

Free-Standing Stoves

17

Wood-Burning Fireplaces

17

Electric Fireplaces and Stoves

17

Space Heaters

18

Gas Logs

18

Hearth Accessories

18

Barbeques, Barbeque Parts and Accessories and Smokers

19

Other Products

19

Outdoor Garden Accessories and Other Products

19

Water Filtration and Dispensing

19

Method of Distribution

20

Canada

20

United States

20

United Kingdom

21

Sales by Product Category

22

Competitive Conditions

22

New Products

24

Sources of Supply

25

Intangible Properties

25

Seasonality and Cyclicality

26

Hearth and Heating Products

26

Barbeque Products

27

Environmental Matters

27

Employees

28

Foreign Operations

28

SELECTED CONSOLIDATED FINANCIAL INFORMATION

29

ANNUAL RESULTS

29

DIVIDENDS

29

MANAGEMENT'S DISCUSSION AND ANALYSIS

30

Introduction

30

Results of Operations

30

Gross Profit

31

Selling, Administrative, Research and Development

31

EBITDA

31

Net Interest Expense

32

Net Income

32

Earnings per Share

32

Cash Flow

32

Financial Position, Liquidity and Capital Resources

33

Quarterly Financial Results

35

Outlook

35

MARKET FOR SECURITIES

36

DIRECTORS AND OFFICERS

37

NAME, ADDRESS AND OCCUPATION

37

Term of Office

40

Voting Securities

40

Committees

40

ADDITIONAL INFORMATION

40

CORPORATE STRUCTURE

NAME AND INCORPORATION

CFM Corporation ("CFM") is the continuing corporation formed through the amalgamation under the Business Corporations Act (Ontario) on October 1, 1997 of CFM and its then wholly-owned subsidiary, The CFM Majestic Products Company Inc.  The predecessor corporations were each incorporated under the Business Corporations Act (Ontario) on February 13, 1992, in the case of CFM, and on October 8, 1986, in the case of The CFM Majestic Products Company Inc.  On February 19, 1998, the articles of CFM were amended to divide the common shares of CFM on a two-for-one basis and on February 12, 2002 the articles of CFM were amended to change the name of CFM from “CFM Majestic Inc.” to “CFM Corporation”.

The address of the registered and principal office of CFM is 460 Admiral Boulevard, Mississauga, Ontario, L5T 3A3.

INTERCORPORATE RELATIONSHIPS

CFM carries on its operations directly and through four operating subsidiaries, The Vermont Castings Majestic Products Company, CFM Europe Limited (formerly CFM Kinder Limited), CFM Keanall, a general partnership, and Greenway Home Products Inc., which was acquired by CFM on October 3, 2002.  The Vermont Castings Majestic Products Company is a Delaware corporation that is wholly owned indirectly by CFM.  CFM Europe Limited is a United Kingdom corporation of which CFM owns 96% of the issued and outstanding voting securities and 100% of the issued and outstanding non-voting securities.  CFM Keanall is an Ontario general partnership of which CFM and CFM Keanall Inc., a wholly-owned subsidiary of CFM, are partners.  Greenway Home Products Inc. is an Ontario corporation that is wholly-owned directly by CFM.

Unless the context requires otherwise, the term the "Company" when used herein refers to CFM Corporation and its subsidiaries on a consolidated basis; the term "CFM" refers to CFM Corporation separately; the term “VCMP” refers to The Vermont Castings Majestic Products Company; the term “CFM Europe” herein refers to CFM Europe Limited, the term “Keanall” herein refers to CFM Keanall, the term “TGO” herein refers to The Great Outdoors Grill Company, a predecessor to VCMP and the term “Greenway” herein refers to Greenway Home Products Inc.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

The Company is a leading vertically integrated manufacturer of home products and related accessories in North America and the United Kingdom. The Company designs, develops and manufactures a line of hearth and heating, barbeque and outdoor and water purification, dispensing and filtration products.  The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.

The Company's market position is due primarily to continual product development together with an ability to effectively market its products to a wide range of consumers through regional distributors, specialty retail dealers, mass merchants and other such retailers and distributors who commonly act as intermediaries between end consumers and manufacturers of such products.  It is the Company’s policy to review acquisition opportunities on an ongoing basis, specifically acquisition opportunities that would compliment its growth strategy, including broadening the categories of products it offers and extending its market coverage.  The Company’s growth over the past three years has been primarily attributable to product innovation and acquisitions.

In January 2000, the Company introduced a line of high quality, premium natural gas and propane barbeque grills under the Vermont CastingsTM trademark.  The expansion of the Company’s product portfolio to include barbeque grills was a natural extension of the Company’s core capabilities in metal fabrication and gas burner development.  In addition, the Company’s retail hearth and mass merchant distribution channels provide a natural method of bringing these products to market. The Company’s barbeque grills received an encouraging reception and the Company, in an effort to position itself to grow its share of this large and growing market, continued designing barbeque product lines for different markets.

In January 2001, the Company developed a new line of premium private branded grills specifically for the mass merchant market.  These grills feature stainless steel burners, sculpted cast iron caps and high quality stainless steel and porcelain finishes.  In October 2001, the Company completed development of a 125,000 square foot facility dedicated to manufacturing barbeques, which supported the Company’s expansion into the mass merchant market and provided a dedicated facility for all barbeque manufacturing.  This new barbeque facility is located at 350 Admiral Boulevard on the same campus as the Company’s other three facilities in Mississauga.  In November, 2001, the Company received from two of North America’s largest mass merchant retailers commitments to participate in the Company’s barbeque program at various price points for its newest line of barbeques.  The commitments to participate in the barbeque program do not obligate the mass merchants to submit purchase orders and in any year the level of purchase orders actually submitted by these types of customers subsequent to committing to the barbeque program for such year, will depend upon, among other factors, inventory levels at the customer level and the rate at which early shipments of products included in the program sell through the stores. The participation by the mass merchants in question in the Company’s barbeque program resulted in significant sales in fiscal 2002.  Accordingly, given the potential large sales volumes from these types of customers in any year, management of the Company believes that these commitments represent a significant opportunity for the Company’s barbeque products in any year.

In March 2001, the Company launched a new line of electric fireplaces and injection molded plastic electric stoves.  This new line of electric products further extended the Company’s expansion into the mass merchant market by supplementing the categories of products offered in this channel, thereby furthering the transition of the Company from primarily a manufacturer of hearth and heating products into a consumer products company offering a broad range of home leisure products.  The new line of electric fireplaces and stoves were particularly well suited to distribution through mass merchants, needing no installation expertise and being priced below traditional hearth products.  Given the preference of certain large mass merchant customers to purchase a larger range of products from a fewer number of suppliers, the addition of the electric fireplaces and stoves to the Company’s portfolio, further enhanced its opportunities in this retail channel.

In connection with the Company’s continuing expansion into mass merchant channels, in January 2002, CFM acquired all of the issued and outstanding shares of Keanall Holdings Limited of Mississauga, Ontario.  Keanall is a leading manufacturer and distributor of quality gas grill replacement parts and accessories to a number of North America’s largest retailers that serve the recreational and home improvement market.  This acquisition further extended the range of barbeque products that the Company supplies to its customers and added a number of important categories of accessory products to the Company’s barbeque portfolio, thereby positioning the Company as a full-line barbeque products supplier.

On May 30, 2002, the Company acquired all of the issued and outstanding shares of The Great Outdoors Grill Company of Joplin, Missouri.  TGO is a manufacturer and distributor of a range of innovative and high quality barbeques and smokers selling at mid-range retail price points to a number of customers in the United States and Canada.  This acquisition further extended the range of barbeque products that CFM can supply thereby further strengthening the Company’s position as a major supplier of barbeques to its customers.

On October 3, 2002, CFM acquired all of the issued and outstanding shares of Greenway Home Products Inc. of Guelph, Ontario.  Greenway is an emerging and rapidly growing participant in the residential water dispensing, purification and air treatment products market, offering a line of innovative water filtration and dispensing appliances.  Management of the Company expects this acquisition to form the platform for CFM’s water purification business.

In the wake of the Company’s acquisition of Keanall Holdings Limited and given the significant growth of its sales in the mass merchant channel, the Company implemented a new enterprise resource planning software package at Keanall in December, 2002 and intends to extend such implementation across its other mass merchant operations.  The acquisition of this software package and the completion of its implementation is significant in that the new system contains a number of advanced capabilities not present in the Company’s existing enterprise planning software, which additional capabilities will allow the Company to better service its mass merchant customers.

The Company believes that it is well positioned for future growth opportunities.  With a broad portfolio of products in the hearth and space heating product markets and the barbeque and outdoor product markets, and its emerging water business, the Company is positioned to expand geographically and within existing channels of distribution.  The Company also believes that its continued commitment to technological innovation to expand the convenience, aesthetics and functionality of its products, as well as its broad knowledge of, and established relationships in, the distribution channels through which its products are sold, will sustain its competitive advantage in the future.

TRENDS, UNCERTAINTIES AND RISKS

General Economic Conditions, Consumer Confidence and Level of Housing Starts

Demand for the Company’s products is affected by general economic conditions influencing the level of consumer confidence and the level of housing starts.  Reduced new home construction activity, as a result of high interest rates or other economic factors, can lead to a reduction in sales by the Company in the hearth and heating market segment.  In addition, reduced consumer spending on home improvement items, as a result of interest rate factors or other economic developments, can lead to a reduction in sales by the Company at the retail and mass merchant levels.  The Company has taken steps to reduce these risks by diversifying its product portfolio.  (See “Seasonality and Cyclicality”).  Keanall’s products are less affected by the general state of the economy since, in management’s opinion, in a strong economy consumers will tend to purchase new barbeques and barbeque accessories and in a weak economy consumers will tend to purchase barbeque replacement parts, given the relative lower costs of these expenditures.  Similarly, demand for the Company’s water purification, filtration and dispensing appliances is less sensitive to general economic conditions, given increasing consumer concerns regarding water quality; however, Greenway’s other water products, such as the portable icemakers and air treatment appliances, involve a greater level of discretion on the part of consumers and, therefore, sales of these products can be influenced by reduced consumer spending levels.  With the expansion into barbeque, barbeque replacement parts and accessories and water purification, filtration and dispensing appliances, management believes the Company is positioned to be successful in a variety of economic conditions, although there can be no assurances that reductions in earnings as a result of reduced sales in specific product categories will be fully offset as a result of increased sales in other product categories.

Demographics

Management believes that demographic trends, such as the tendency of aging, affluent baby-boomers to spend more leisure time in larger, better-appointed homes, patios and gardens will contribute to the Company’s growth.  Management believes that these consumers will be drawn to gas and electric hearth products for their elegance, performance and convenience.  Management also anticipates that demand for the Company’s increasingly diverse line of other home products, such as the Company’s new lines of barbeque products, indoor and outdoor space heaters and garden accessories, is poised for growth due to the same demographic trend.

Ability to Develop New Products

The Company’s market position is primarily the result of its ability to effectively anticipate consumer habits and expectations and develop new or modified products in a timely fashion to satisfy these expectations.  New product introductions represent a significant portion of gas hearth and barbeque product sales in any given year and management believes that new product introductions will continue to sustain the Company’s market share and revenue growth in these parts of its business.  While the Company continues to invest significant resources into new product development, should the Company’s ability to successfully develop and introduce new products in relation to its competitors be constrained in the future, its results of operations and financial condition could be negatively affected.

Patent Protection

The Company continually develops and improves its products and technological processes and management believes that this will enable it to maintain its competitive position.  In light of the continuous nature of these developments, the Company does not, except perhaps in the case of substantial improvements, intend to apply for patents covering most of these processes.  Consequently, no assurance can be given that others will not independently develop substantially similar technology or that the Company can meaningfully protect such unpatented trade secrets.  In addition, even though the Company’s current strategy is not focused on patent protection, there can be no assurance that any of the Company’s issued patents will be held valid and enforceable, if challenged, or that a competitor will not be able to circumvent an issued patent by the adoption of a competitive, though non-infringing, product or process.  Also, no assurance can be given that others do not have or will not obtain patents that the Company would need to license, or that if such a license is required it would be available on reasonable terms, or that if a license is not obtained, that the Company will be able to circumvent, through a reasonable investment of time and expense, such outside patents.  From time to time the Company has been involved in patent-related litigation that has resulted in the incurring by the Company of significant legal costs.  While the Company considers such litigation to be outside the ordinary course of its business, there can be no guarantee that similar claims will not be advanced against it in the future.

Weather and Related Customer Buying Patterns and Manufacturing Issues

Management believes that there have been trends towards more moderate autumn and winter temperatures throughout many parts of North America in recent years.  Record warm temperatures throughout these areas in the falls of both 2001 and 2002 had a negative impact on the Company’s sales growth as the weather resulted in lower demand for hearth and heating products in the Company’s retail hearth and distribution channels.  While the Company believes that opportunities for growth in the hearth products and space heating markets remain, recent trends towards more moderate fall and early winter temperatures throughout much of North America create risks of reduced demand for the Company’s products.  Similarly, for barbeque products, the weather can have an impact on the sales of these products. Barbeque sales are adversely effected by cold and/or wet spring weather as most sales to the Company’s customers are made between January and June.

Weather may also extend or delay consumer purchases of certain products.  For example, the cold winter temperatures that finally arose in December 2002 and January 2003 extended the hearth and heating season but delayed the commencement of the barbeque season.  The Company is able to manage this risk by offering products in both the hearth and heating products category and the barbeque and outdoor products category.

Certain of the Company’s customers, particularly mass merchant retailers and distributors, do not generally commit to purchase specific product quantities at the commencement of their selling season and, instead, typically provide the Company with a non-binding forecast, subsequently issuing purchase orders for their specific requirements on a weekly basis, in most cases.  Most of these retailers start their selling season, whether it be fall or spring, with an initial order designed to stock their stores and provide inventory for initial consumer demand.  If there is an abnormally warm fall or a wet, cold spring, this initial inventory may be sufficient to fulfill consumer demand at the retail level for a longer period of time, potentially reducing re-order activity from these customers and, consequently, reducing the Company’s sales to these customers for the season.  Conversely, cold fall months and an early warm, dry spring will have the potential to increase customer re-order activity and, thus, increase the Company’s sales.

The prospect of unseasonal weather effects the Company’s manufacturing operations in that it limits the Company’s ability to level load its manufacturing facilities.  Since unusual weather conditions are difficult to predict, certain of the Company’s facilities may need to pre-build more products than planned in order to allow the Company to react to peak seasonal demands.  The cornerstone of the Company’s ability to adjust its manufacturing operations to consumer demands in the face of unseasonal weather patterns is the ability of the Company to communicate with its customers in relation to emerging patterns of demand for products during the fall or spring selling seasons.  Although the Company’s manufacturing capacity is flexible, and although the Company invests considerable resources in customer communication (both human resources as well as communication tools and software), in periods where seasonal consumer demands vary significantly from traditional patterns, either due to unseasonal weather or otherwise, there is a risk of the Company’s manufacturing operations being misaligned with demand at the retail level, resulting in conditions of under-supply, where the Company risks the loss of key customers due to its inability to meet their requirements, or over-supply, where the Company is forced to carry abnormally high inventories. The Company’s manufacturing facilities are designed to compliment each other and thus the Company is generally able to transfer production capacity in relation to most product categories amongst facilities during peak periods.

Industry Capacity

There is currently over-capacity in the North American hearth products industry and such over capacity could lead to increased price competition among large industry participants, which price competition could negatively impact the Company’s gross margins.  The same is true in the North American barbeque industry with respect to products in the lower price ranges; however, given that the Company’s focus is in the mid to high-end price ranges, and given a lack of capacity in this segment of the market, management expects this trend to have less of an impact on the Company’s financial position.  Management believes that there is an increasing number of lower priced hearth, heating and barbeque products being imported from Asia and other developing countries which may also add to increased price competition in these product categories. The Company is managing this risk by developing relationships with several Asian manufacturers, which will allow the Company to offer lower priced products. The North American water industry, due to its fragmented nature and the growth of imported products, has an abundance of capacity in all segments of dispensing, filtration and purification products.  This over-capacity could lead to price competition in one or all segments resulting in lower gross margins for the Company.  Given the focus on research and development, and the resulting proprietary technology in the purification segment, this segment is the least vulnerable to price competition.

Product Liability

The sale and use of some of the Company’s products creates a risk of product liabilities.  Although the Company currently maintains product liability insurance which it believes to be adequate for its present operations, and although product liability claims have not historically had a material effect on the Company’s business or financial condition, there can be no guarantee that the Company will not become subject to significant claims or product recalls in the future resulting in increased claim or insurance costs. The Company has continued to expand and develop its portfolio of products and its market share in vent-free hearth and space heating products.  The nature of these products increases the risk of misuse by consumers and, while the Company engages in appropriate procedures to reduce, and minimize the impact of, product liability claims, the Company has experienced a higher proportion of claims in relation to vent-free products when compared to other product categories.

Availability of Gas and Gas Prices

A substantial portion of the Company’s revenues are derived from sales of gas, propane and kerosene fuelled products and related accessories.  Major changes in the prices and availability of natural gas, propane or kerosene may affect the demand for the Company’s products which require these fuels.

Mass Merchant Consolidation

An increasing portion of the Company’s revenues is generated from mass merchant customers.  There is a trend toward increased concentration in the mass merchant channel through continued retailer consolidation.  As at September 28, 2002, three customers represented 38% of total sales.  In the future, as the Company’s sales to this type of customer grow, the risk increases that the loss of revenue from one or more of these customers, whether as a result of changes in purchasing patterns on the part of these customers or a loss of one or more such customers, could adversely effect the Company’s operating results.  The large mass merchant customers are generally susceptible to consumer spending cycles as they are impacted by general economic conditions and a reduction in mass merchant buying practices as a result of general economic conditions and could adversely impact the Company’s sales in this channel.  The substantial purchasing power exercised by these large customers may adversely effect the prices at which the Company can successfully offer its products and, consequently, its overall revenues.  In addition, there is an increasing trend among large mass merchant accounts to use the leverage provided by their large buying volumes to obtain more favourable product return programs from suppliers.  This increases the risk that the Company will be subject to higher levels of product returns in these distribution channels that could effect the Company’s gross margins.  In spite of the risks that are inherent in its significant presence in the mass merchant channel, the Company believes that the broad geographic coverage, high consumer traffic and large sales volume generated by these customers provides significant opportunities for the Company to increase its sales.

Credit and Collections

While the Company believes that it maintains appropriate credit controls and policies, given the large sales volumes generated by mass merchant customers, in light of the increasing trend towards consolidation in the mass merchant channel, and also in other retail channels, the Company could become exposed to an increased risk of uncollectable accounts that could have a material adverse effect on its financial results.  The Company has in the past had to write-off as uncollectable certain mass merchant receivables in connection with the bankruptcy of such mass merchants.

Supply and Cost of Raw Materials, Purchased Parts and Personnel

The Company relies on a stable and consistent supply of materials and finished goods in carrying out its operations.  The Company secures its supply of steel, aluminum, glass, gas valves and various other components from various suppliers on an ongoing basis at negotiated prices.  In addition, sales of the Company’s space heating products, water appliances and various barbeque products depend on a consistent supply of finished goods from manufacturers in Asia, specifically in South Korea, Taiwan and China, who produce these products. The availability and pricing of these goods are negotiated by the Company on an annual basis.  Although the Company does not currently foresee difficulties in obtaining these items, an interruption in the availability of these raw materials or finished goods, whether it be due to geopolitical factors in certain parts of the world, other factors not within the control of the Company or otherwise, or significant increases in the prices paid by the Company for them, could have a material effect on the Company’s business.

Although the Company’s growth has enabled it to obtain lower component costs through negotiated pricing for consolidated volumes, the pricing of certain commodities, such as steel, are still largely driven by overall market conditions and increases in the cost of these components can increase the Company’s manufacturing costs.

Although the Company believes its employee relations to be good, certain of the Company’s employees are unionized.  Any labour disputes, particularly those resulting in a strike, could have a material adverse effect on the Company’s operations and financial results.  A number of the Company’s executives have joined the Company as a consequence of various acquisitions and a number of these executives may be entitled to certain deferred consideration or earn-out payments under the terms relating to the acquisitions in question. Should the Company be unable to retain certain of these executives beyond the applicable earn-out period, the business of the Company could be materially effected; however, the Company has completed a number of different acquisitions and has not, to date, had problems retaining key management.

Costs of Certain Employee Benefits

A significant number of the Company’s employees are resident in the United States.  In order to attract and retain employees in the United States, the Company must offer employment benefits that are appropriate and competitive in the labour markets where its facilities are located.  The costs of providing these benefits to U.S. employees, particularly medical benefits, represent a significant expense to the Company over which the Company has limited control and is an expense that has been increasing in recent years.  Management of the Company believes that the cost of these benefits will continue to increase as its workforce in the United States ages and such cost increases could have a material effect on the Company’s results of operations.

The Inability to Increase Selling Prices as Costs Increase

The Company’s ability to increase the prices of its products is constrained by a number of factors.  A significant portion of VCMP’s sales are to distributors who service new home builders and these customers must provide quotations to new home builders in respect of construction projects that will not commence for 12 to 15 months in the future.  Accordingly, the Company’s pricing to this type of customer is not generally variable to allow for short-term material cost increases, given the extensive lead times that form the basis for these customers’ businesses.  In addition, mass merchant customers do not generally accept price increases in respect of products forming part of their current programs.  This inability to increase prices will become more pronounced as the Company’s sales to mass merchant customers increases.  The Company’s commitment to product development helps it to mitigate this risk by allowing it to continually introduce new products with added features and values that can command higher pricing from these customers.

The U.K. market is characterized by manufacturing over–capacity, resulting in downward pressures on selling prices, particularly within the do-it-yourself market channel, and potential margin erosion for manufacturers.  There are fewer downward pressures on prices in the specialized fireplace retail channel and, as a result, it is possible for manufacturers to pass on cost increases to customers in this channel where added value can be demonstrated.

Competition

In the North American hearth products market, the Company competes with numerous other manufacturers on both a national and regional basis.  Many of these competitors are well-established and focused on particular product category strengths.  Other manufacturers have a strong regional presence and are emerging as competitors on a national level.  Given the broad range of distribution channels through which a number of the Company’s products are marketed, the competitive conditions facing the Company in the hearth products market becomes more pronounced as a larger number of manufacturers have a broader range of options for bringing their products to market.

The barbeque market is very competitive, particularly in relation to products offered at the lower price points.  Although the Company is focused on the mid-to-high price point ranges, the recent influx of less expensive imported barbeques from Asia and other developing countries, and the recent bankruptcy of a large barbeque manufacturer, may cause a high volume of barbeque products to be sold at lower prices which may have a negative impact on the Company’s sales in the barbeque market.  While the Company believes that its broad product portfolio and its ability to offer high value, innovative designs represent competitive advantages, continued competition from off-shore products could erode some of the Company’s sales to its larger customers.  The Company is managing this risk by developing relationships with Asian manufacturers which management believes will allow the Company to offer lower priced products manufactured in Asia to customers in its distribution channels.

Foreign Currency Fluctuations

As the Company continues to expand the scope of its activities in foreign markets, it becomes exposed to a greater degree of foreign exchange risk.  The Company has exposure to exchange rate changes as a result of its net investment in foreign subsidiaries.   Any weakening in the value of the U.S. dollar or British pound against the Canadian dollar would result in lower revenue and earnings for the Company when stated in Canadian dollars.

The Company also imports certain products from South Korea, Taiwan and China.  While purchases from Korea are denominated in U.S. dollars, the Company is subject to adjustments in product pricing, either favourable or unfavourable, depending on the relationship of the Korean won, to the U.S. dollar.  While the Company is not subject to specific price adjustments in connection with its purchases from China and Taiwan, exchange rate fluctuations which are unfavourable to the applicable suppliers could have an effect on product pricing available in connection with the Company’s annual negotiations with these suppliers.  Accordingly, significant strengthening of the Korean, Taiwanese and Chinese currencies against the U.S. dollar could result in lower earnings for the Company.

The Company’s Canadian operations utilize raw materials purchased in U.S. dollars.  A substantial portion of the foreign exchange exposure on these purchases is offset by a corresponding revenue stream obtained from sales of products manufactured in Canada and sold in the United States in U.S. dollars.    The Company continues to monitor foreign exchange rates and their impact on its balance sheet and structures borrowings that are efficient on an economic and tax basis.

Government Regulation

The gas fireplace, barbeque and water products markets are affected by government regulation and standards and these regulations are constantly changing.  There can be no assurance that the Company’s prospects would not be adversely affected in the event of additional regulation in the gas and water industries generally, or in the event of specific regulation of the gas, wood or electric fireplace, barbeque, space heating or water product markets.  Potential environmental regulation aimed at curtailing particulate emissions from wood burning fireplaces and stoves, and any other fuel burning products, such as gas fireplaces, stoves, space heaters and barbeques, may have a negative impact on the Company’s sales of these products.

NARRATIVE DESCRIPTION OF THE BUSINESS

GENERAL

The Company is a manufacturer of home products and related accessories in North America and the United Kingdom. The Company designs, develops and manufactures a variety of hearth and space heating products, barbeque and outdoor products and residential water filtration, dispensing and purification products.

Principal Markets

(i)

The North American Hearth Products Market

The North American market for hearth and related heating products and accessories can be divided into two markets: the new home construction market and the remodeling market.

In the new home construction market in recent years, factory built fireplaces and related accessories have obtained a significant share of the fireplace installations traditionally represented by masonry fireplaces constructed on-site, largely due to the fact that factory-built fireplaces are a lower cost alternative to masonry fireplaces.  Management of the Company believes that this share is continuing to grow as consumers learn more about the advantages of factory built gas fireplaces and as governments more actively regulate the fireplace industry for environmental and energy conservation reasons, thereby making gas fireplaces more practical and economical for new home builders.

The remodeling market includes a broad range of products which can be installed in any room in a home:  pre-fabricated fireplaces, fireplace inserts, free-standing stoves, gas log-sets, indoor and outdoor space heaters, and a variety of hearth product accessories, including glass doors, fire screens and wood mantles and surrounds.  Alternatively, fireplace inserts or gas logs can be used to convert a traditional wood-burning fireplace into a more convenient, energy efficient use. The Company believes that opportunity for growth exists in the North American remodeling or retrofit market, which continues to experience growth, as consumers become more aware of the advantages of gas hearth and heating products.

Gas Fireplaces

There are two major markets for gas fireplace products - the retrofit market, and the new home construction market.  In the retrofit market, zero clearance or free-standing fireplaces or stoves can be installed in almost any room in a home in order to provide ambiance as well as energy-efficient space heating.  Alternatively, insert units or gas log sets can be sold to consumers with homes containing traditional wood-burning fireplaces, thereby transforming the fireplace to more energy efficient uses.  Gas fireplaces, primarily zero clearance units, are also installed in newly constructed homes.

After consistent growth over the past decade, the Canadian gas retail fireplace market has stagnated over the past two years due to a change in the nature of retail distribution.  Historically, utilities promoted, advertised and sold gas hearth products and financed certain installations of such products, whether purchased through the utility or a retail specialty dealer.  The deregulation of the Canadian utilities has affected the retail dealers not only through the loss of the utilities’ promotion of gas hearth products and the availability of financing for this type of installation, but also because many dealers who had been previously purchased by the utilities were closed.  Growth in this market has historically been fueled by a better appreciation on the part of consumers of the value that a hearth adds to a home.  Today’s gas fireplaces and stoves are easier to install and operate, safer and more efficient. The marked improvement in technology over the past decade, specifically in the areas of flame aesthetics and log realism, is one of the factors, which drove the changeover to gas hearth products.  Management believes that as the Canadian retail market evolves itself in the wake of utility deregulation and puts in place additional promotional programs to replace those lost in connection with the deregulation of the utilities, growth will return.

The gas fireplace market in the United States is less mature than its Canadian counterpart due to the historic preferences on the part of consumers for natural wood heating sources, the reduced need in the southern half of the United States for such sources of home heating and the lower rate of penetration of natural gas as a source of home heating. Nevertheless, management believes that the gas fireplace market in the United States is growing and that as consumers in the United States continue to learn more about the advantages of gas fireplaces, as governments continue to actively regulate the fireplace market through environmental laws and as natural gas becomes more readily available, demand for such products will continue to increase. As a result, management believes that there will in the future be a significant market in the United States for retrofit products to convert existing wood-burning fireplaces to gas.

Management believes that regulatory initiatives may create further demand for gas fireplace products and cleaner burning wood fireplaces.  For example, certain areas of Colorado, California, Oregon and Arizona have established policies restricting the burning of wood on certain days when pollution levels are high.  In addition, certain state regulations prescribe emission standards for wood burning appliances.  Management believes that more areas in the United States will adopt similar policies and regulations, resulting in an increased demand for gas fireplace products and cleaner burning wood fireplaces.

Wood-Burning Fireplaces

Since heat is not as significant a factor in the southern half of the United States as it is in Canada, and since natural gas is not as readily available as in Canada, wood fireplaces have maintained their strong position in these areas as a result of the tradition and ambiance associated with the wood fireplace.  However, improved gas fireplace aesthetics and the penetration of this market by vent-free gas fireplaces are slowly eroding the position of wood-burning appliances.  Management of the Company believes that gas fireplaces are also capturing greater sales in this market since they are increasingly being used instead of free-standing wood-burning stoves in remodeling applications.  In addition, a growing number of wood burning fireplaces in the United States are being converted to gas through the installation of gas log sets as consumers continue to be attracted by the low cost and convenience of these products.

As part of its research and development program, the Company is developing a wood-burning fireplace that will meet the Environmental Protection Agency’s requirements for wood-burning fireplaces and continues development initiatives aimed at expanding this product line. The ability to produce such products should enable the Company to respond to regulatory changes in a manner which will serve the market segment which continues to prefer a wood fire.

Although the Company intends to maintain its position in the wood-burning fireplace market, due to the expected continuation of the trend towards gas appliances, management expects that sales of wood-burning fireplaces will represent a smaller percentage of overall sales in future years notwithstanding the fact that fluctuating natural gas prices could result in greater sales of these products in the short term.

Electric Fireplaces and Stoves

Recent enhancements to the design of electric fireplace products combined with expanded distribution of these products, especially in the mass merchant channel, have significantly increased sales of electric fireplaces.  Electric fireplaces represent a new and growing segment of the overall hearth products market and features such as portability, lower cost and ease and flexibility of installation have led to sales of these types of products to consumers who would not have traditionally been buyers of other hearth products, for example, residents of apartments or condominiums.  The product improvements made to the Company’s line of electric fireplaces have resulted in a more realistic flame appearance and greater acceptance by consumers.  As the Company continues to expand this product line and widen its distribution, the Company expects continued growth in sales of these products.  The Company expects its sales of electric fireplace products to the new home segment to grow since electric fireplaces are ideally suited for use in high-rise multi-family dwellings.

Space Heating Products

The remodeling market represents the principal market for indoor and outdoor space heating products as consumers who purchase these products generally do so to obtain zone heating solutions for their existing homes.  Indoor space heaters can be wall-mounted or free standing and are available primarily in vent free formats.  Vent free heaters use a more efficient burner system that avoid the need to discharge products of combustion to the outside of the home and are fueled by natural gas, propane or kerosene.  Outdoor space heating products are propane and kerosene fueled and are designed to provide zone heating to a defined space in order to make the use of this space more comfortable in colder temperatures.

Management believes that indoor and outdoor space heating products are complimentary to the Company’s hearth products as consumers look to these products as easy and cost effective solutions to their heating needs.

(ii)

The U.K. Hearth Products Market

The hearth products market in the United Kingdom is more mature than its North American counterpart.  The large-scale conversion of households in the U.K. from solid fuel to gas in the 1980’s led to the installation of a large number of gas appliances at that time.  A large proportion of these appliances were radiant fires, plaque heaters or appliances utilizing traditional ceramic radiants with no flame aesthetics, or simple glass-fronted steel room heaters.  As this period of large-scale gas appliance installation concluded, the distribution channels in the U.K. market went through a period of consolidation and this market has since been characterized by relatively high levels of price competition. The U.K. gas fireplace market has continued to consolidate over the last two years.

Centrica in the U.K., which owns British Gas Retailing, previously operated over 200 retail showrooms throughout the U.K. and represented a significant distribution channel in the U.K. market.  In September 1999, Centrica closed substantially all of these showrooms. British Gas has remained in the gas fireplace market through British Gas Services and now operates a home sales service provided via high quality brochures and visits by home sales advisors.  This channel targets the high quality end of the market, with higher pricing and margins, and with particular emphasis being placed on complete packages encompassing first class installation and technical back-up.  The Company now has products that are featured in the current British Gas brochure and management of the Company believes it is one of the few manufacturers with the technical resources to meet the rigorous technical and product support requirements imposed by British Gas.  The closing of the British Gas retail showrooms had a negative impact on the hearth products market in the U.K. as the closing retail showrooms reduced prices significantly in order to liquidate their inventory and prices have not yet recovered to their prior levels.

B&Q, a mass merchant retailer, which has been aggressively increasing its market share and advertising nationally, has now established itself within the U.K. market across the hearth products category.  Management believes B&Q’s offering of hearth products will encourage other mass merchant retailers to increase their product offerings.  CFM Europe currently sells its gas hearth products to both B&Q and Focus, another mass merchant retailer, and management expects further volume growth in this channel in the medium term.  This channel is characterized by low to mid-range price points and management anticipates that this emphasis on low product pricing will increase significantly as a result of competition among mass merchant retailers.

The Company expects that new home building programs will continue in the U.K. over several years due to current government policy.  Management believes that these programs will provide opportunities for growth in sales of gas hearth products through distributors servicing this market as well as through direct business with major homebuilders.

(iii)

The North American Barbeque Market

The North American barbeque appliance market can generally be divided according to two general product categories:  gas barbeques and charcoal barbeques.  A third category, electric grills, has emerged in recent years due primarily to open flame regulations in apartments and condominiums, coupled with a desire on the part of consumers in these types of residences to nevertheless participate in the grilling experience; however, these types of products currently represent less than 2% of barbeque and grill industry shipments, based on statistics compiled by the Hearth, Patio and Barbeque Association (the “HPBA”).

According to statistics compiled by the HPBA, as of the end of 2001, 76% of households in the United States owned a barbeque grill.  The HPBA estimates that this rate of ownership was 73% at the end of 1989.  While these statistics indicate a fairly stable level of barbeque ownership in the United States, there is an increasing trend among consumers to replace their older charcoal or gas barbeques with higher quality propane or gas grills.  As evidence of this trend, the HPBA estimates that industry-wide unit shipments of charcoal grills declined 32% between 1985 and 2002.  Over the same period, the HPBA estimates that shipments of gas grills increased 200%.  While management of the Company does not expect growth rates in sales of gas barbeque products to persist at these levels, nevertheless, management believes that there will be sustainable growth in sales of higher quality, better featured grills as older products continue to be replaced and as consumers purchase additional barbeques for their homes or recreational properties.

Gas Barbeque Grills

Gas barbeque products are fuelled by either propane or natural gas, with propane currently being the more prevalent application.  The HPBA estimates that 61% of the grill owners in the United States own a propane grill as compared to 9% who own a natural gas grill.  There is also a significant level of dual grill ownership in the United States, with the HPBA estimating that 18% of households who own barbeque grills own both a charcoal grill as well as a gas grill.

Gas grills tend to be more expensive and cover a wide range of price points.  Management of the Company generally classifies gas barbeque products according to four price categories.  The popular priced category generally covers grills priced between U.S.$99 to U.S.$199.  Mid-range gas grill products are generally of higher quality and contain expanded features and are generally priced between U.S.$200 to U.S.$999.  The deluxe or high-end category contains grills that sell for anywhere from $1,000 to $3,000.  A final category, ultra high-end, would contain grills selling for in excess of U.S.$3,000 and would generally be comprised of very expensive, highly featured products as well as custom designed, built-in barbeques.  The HPBA estimates that almost 80% of all grills sold fall into the popular priced category.

Management of the Company believes that as the barbeque market continues to mature, consumers will be inclined to replace aging charcoal and gas grills with more expensive, better-featured gas grills.  Given the lower pricing and quality of some charcoal and gas grills, management believes that consumers considering replacing their charcoal and gas grills will be attracted by higher quality grills with added features.  In addition, the HPBA estimates that 58% of grill owners in the U.S. use their grills year round.  The HPBA estimates that this level increases to 69% for owners of gas grills, presumably due to the convenience of operating a gas grill when compared to a charcoal grill.  Given this high level of year-round usage, management believes there is an opportunity for sales growth in the mid-range and high-end segments of the gas grill market as consumers begin to view their barbeques as a core household appliance and, accordingly, demand higher quality and greater features than in the past.  This trend has led to an increase in the range of products barbeque retailers seek to offer to consumers.

Charcoal Barbeques

In spite of the general decline in unit sales of charcoal barbeques over the last several years, and the increasing popularity of gas grills, there remains a segment of the barbeque market that continues to prefer charcoal barbecuing due to perceptions of enhanced flavour.  Charcoal barbeques are generally priced between U.S.$50 and U.S.$100; however, similar to trends in the gas grill segment, consumers seeking to replace their older charcoal grills with new charcoal grills are increasingly being drawn to higher quality products, resulting in the introduction of some more expensive charcoal grills priced as high as U.S.$400.

Another type of barbeque product, the smoker, has emerged in recent years and is gaining in popularity among consumers who maintain a preference for the type of flavour cooking that charcoal barbeques have traditionally provided.  Water smokers use a combination of gas, charcoal or electricity and water to produce steam, which circulates around a chamber to slowly cook food providing a flavourful, smoky taste. Water smokers are generally priced between U.S.$40 and U.S.$200.  Another type of smoker, the horizontal offset wood smoker, is a larger product, which uses heat and smoke from a wood fire to cook food.  These types of products are generally priced from U.S.$100 to several hundred dollars depending on their size and quality.  The Company, through TGO, offers a line of full-sized charcoal and gas water smokers.  Management of the Company believes that the presence of these types of products in its portfolio will allow it to appeal to the segment of the barbeque market that continues to prefer more flavourful grilling.

Barbeque Replacement Parts and Accessories

As consumers become drawn to more expensive, highly featured grill products, management of the Company believes opportunities will be created in the market for barbeque replacement parts and accessories.  Management believes consumers who expend significant sums on mid-range or high-end grills will be more inclined to purchase high quality utensils to use while cooking or durable covers to protect their grills.  At the same time, management believes that these consumers will be more inclined to purchase replacement parts for their grills over time.  For these reasons, more barbeque retailers devote significant shelf space to barbeque replacement parts and accessories, as these product categories represent a higher level of recurring sales than barbeques themselves. Through Keanall, the Company is able to offer a full line of barbeque replacement parts and accessories to its customers.

Principal Products

The Company’s principal products include factory built gas, wood-burning and electric fireplaces and free-standing stoves, indoor and outdoor space heaters, gas log sets and hearth product accessories (including glass doors, fire screens, chimney caps and mantle products), gas barbeques, gas and charcoal barbeque parts and accessories and smokers.  The Company also produces outdoor garden accessories and residential water filtration, dispensing and purification products.

Gas Fireplaces

There are currently five main categories of gas fireplaces sold in North America.  An insert unit and a gas log set are designed specifically to be installed into an existing wood-burning fireplace in order to convert the fireplace to natural or propane gas.  A free-standing unit is a type of gas fireplace that can be installed anywhere on the floor of a room without the need of an existing fireplace space.  A zero clearance unit is designed to be installed in any part of a wall or a cabinet in a room where there is no prior fireplace in existence. A vent-free fireplace or stove is designed to be installed in most rooms in a home or apartment without the need for ventilation to the outside and operates at a heating efficiency level that is greater than that of a vented fireplace since the absence of a venting mechanism ensures that the heat output circulates solely into the room.

In the U.K., gas fireplaces generally fall into five main categories.  A decorative fuel effect fire is a simple appliance consisting of a steel firebox, which is connected to a flue, which firebox is usually lined with ceramic fibre to increase heat output with minimum convection.  Live fuel effect fires are similar in appearance to decorative fuel effect fires; however, these appliances incorporate convection air passages and spillage canopies to increase efficiency, thus making these products more suitable for heating purposes.  Live fuel effect fires represent the largest and growing segment of the U.K. market and can be installed in any wall in a room where they can be connected to a flue, can be mounted on an existing hearth or can be free-standing.  In addition, live fuel effect fires can be fitted with power or balanced flue options, in order to allow installation in any part of an exterior wall without the need for an existing hearth.  Traditional stove products represent another category in the U.K. market.  Outset live fuel effect gas fires form a small and declining segment of the market.  These products are usually glass-fronted, hearth-mounted, heating appliances with flame aesthetics.  A final group of products, radiant fires, represent the second largest but declining segment of the U.K. market in terms of sales and are essentially wall or hearth mounted heating appliances without flame aesthetics.  New products developed by CFM Europe have brought some modern aesthetics to this product group.

In North America, the Company produces a full line of high quality gas (both natural and propane) products including inserts, zero clearance and free-standing fireplaces which are marketed under the MajesticTM, Vermont CastingsTM, Northern FlameTM and PyromasterTM trademarks.  A MajesticTM, Vermont CastingsTM, Northern FlameTM and PyromasterTM fireplace can be installed in any room in a home providing ambiance as well as energy efficient space heating.  The Company has developed a complete line of vent-free and natural vented gas fireplaces and stoves for the U.S. market.  Some of the vent-free gas fireplaces and stoves offer, as an optional feature, state-of-the-art catalytic technology designed to reduce emissions of combustion by-products.  The Company has offered catalytic technology in some of its wood-burning products for some time and the Company’s vent-free gas fireplaces and stoves represent a continuation of development efforts in this area.  While the Company has conducted and reviewed research that shows that these products do not have an adverse effect on indoor air quality, there can be no guarantee that potential negative impacts will not be revealed over time.

CFM Europe manufactures a wide range of high quality fuel effect gas fireplaces.  The majority of this product type are inset fireplaces and are sold under the FlavelTM, KinderTM, Kohlangaz TM and MesinaTM trademarks.  Additional outset live fuel effect products are sold under the FlavelTM trademark.  CFM Europe also manufactures a wide range of radiant outset gas fireplaces which are sold under the FlavelTM and Kohlangaz TM trademarks.

Most Vermont CastingsTM and MajesticTM fireplaces feature the Company’s Insta-FlameTM gas burner. The Company's patented ceramic single burner platform technology is a key feature of most VCMP gas fireplaces and provides a realistic dancing flame pattern. The VCMP line of products also features "split oak" style ceramic logs, which are molded to replicate natural wood characteristics and are designed to glow when burning to create lifelike glowing embers and a lifelike flame simulating the movement of a real fire.

Free-Standing Stoves

The Company produces a large variety of wood-burning and gas (both natural and propane) free-standing cast iron stoves which are attractively sculptured to display the intricate detail of fine furniture.  These stoves can be coated with a tough porcelain enamel finish, in one of several colour choices, adding a colourful dimension to any home decor.  All Vermont CastingsTM gas stoves produced by the Company feature the advanced patented Insta-FlameTM ceramic burner.  Vermont CastingsTM gas stoves are available with direct venting, enabling installation anywhere in a room, natural venting, for easier installation, or vent-free for greater heating efficiency.  The Company also produces cast iron facings for retail Vermont CastingsTM and KinderTM fireplaces.   VCMP also sells free-standing sheet metal gas stoves.

Wood-Burning Fireplaces

The MajesticTM wood-burning fireplace product line ranges from a low cost unit, typically used for decorative fireplaces in starter homes and multi-family developments, to much larger and more efficient units with significant heat output and includes numerous zero clearance units.

Electric Fireplaces and Stoves

The Company’s electric fireplace features patented light filtering technology, which uses light to generate a realistic flame setting.  Since electric fireplace products have the potential to extend the use of the fireplace into non-traditional areas, such as condominiums, apartments, offices and retail locations, management believes that adding an electric fireplace to its product portfolio will increase its sales in the new home construction market and will provide a lower cost, easy to install alternative for sale through the mass merchant channel.  The Company also offers an electric cast iron stove and a plastic injection molded stove both of which feature its patented light filtering technology.  The plastic stove is very similar in appearance to the cast iron electric stove; however, the plastic electric stove weighs significantly less for lower costs and easier transportation.

During fiscal 2001, one of the Company’s competitors in the electric fireplace category, Dimplex North America Limited (“Dimplex”), commenced proceedings in Canada against the Company claiming that certain of its electric fireplace products infringe a patent owned by Dimplex.  The Company does not believe that its products infringe the Dimplex patent and further believes that the Dimplex patent is invalid.  The Company views Dimplex’s claims as having no merit and is vigorously contesting this proceeding and the validity of the patent in issue.  The Company has commenced proceedings in the United States against Dimplex seeking a declaration that the Dimplex patent is invalid and that the Company does not infringe such patent.  Dimplex has filed a counterclaim in such proceeding claiming that the Company’s electric fireplace and stove products infringe such patent.

Space Heaters

The Company offers a full line of high-quality indoor and outdoor space heating products consisting of portable kerosene, vent-free natural gas and vent-free propane heaters.  These products are sold under the trademarks Dyna-GloTM and Vermont CastingsTM.  The Company’s indoor vent-free heaters feature two alternative burner categories, infrared or blue flame and both models are available with either manual or thermostatic control with electronic ignition.  The principal uses for these indoor space heating products are to provide supplemental zone heating to areas of the home or commercial space.  The Company’s line of outdoor space heating products consist of portable units which transmit heat to a defined area using a fan or by way of natural convection.  These products are fueled by kerosene, propane or natural gas.  The Company’s outdoor space heating products are intended for either residential applications, such as heating garages, workshops or patios, or commercial applications, such as heating areas of factories, warehouses, or construction sites.

Gas Logs

The Company manufactures and markets a full line of vented and vent-free gas logs sets, which come in a full range of sizes and wood styles.  Vented fireplace gas logs allow for easy conversion of existing wood-burning fireplaces into clean and convenient gas fireplaces. Vent-free gas logs are designed to be used in conjunction with a vent-free firebox and are designed to provide installation flexibility as they can be installed in most rooms without the need for a pre-existing fireplace.  Vent-free gas logs can also be installed into masonry or pre-fabricated wood-burning fireplaces, where permitted by law.  The Company’s gas log sets predominantly feature concrete logs, molded and painted in a large variety of styles.  The Company also produces an expanding line of ceramic fibre gas log sets for a growing number of target markets.

Hearth Accessories

The Company manufactures glass doors, screens, mantles and surrounds.  Certain of these products are sold under the trademarks  PyromasterTM and TimberlineTM.  The Company also sells chimney caps and log racks under the Chimney GuardTM trademark.  During the most recently completed fiscal year, the Company acquired certain of the assets of Vissan Designs Limited of Renfrew, Ontario, a premium wood mantle and cabinet manufacturer.  Accordingly, the Company now also produces and sells premium mantles and hearth cabinets under the VissanTM trademark.

Barbeques, Barbeque Parts and Accessories and Smokers

The Company, under the Vermont CastingsTM trademark, currently markets a line of high quality, premium natural gas and propane barbeque grills aimed at the mid-range and high-end market segments, which products are sold through the specialty retail channel.

The Company also produces a line of premium, private branded gas and propane grills specifically for the mass merchant channel.  These grills feature stainless steel burners, sculpted cast iron caps and high quality stainless steel and porcelain finishes. The Company participates in certain barbeque programs with some of North American’s largest mass merchant retailers including a variety of natural gas and propane grills at various price points.  While the commitments to participate in the barbeque programs made by these retailers do not obligate these mass merchants to purchase products, these programs generated significant sales for the Company in fiscal 2002 and management of the Company believes that this pattern will continue.

The Company, through TGO, offers a range of cast aluminum barbeques and smokers selling in the mid-range retail price points.  The TGO grills feature cast-brass or stainless steel burners and rust-free pillar, base, side-tables, top and bottom castings.

The Company, through Keanall, offers a variety of barbeque replacement parts, such as, replacement burners, briquettes, cooking grids, grates, hoses and assemblies and other miscellaneous parts, and a variety of barbeque accessories, such as, cleaning brushes, lighters, tools and grill covers.  Keanall also markets portable table top barbeques.  These products are sold under various brand names including Keanall TM, Grill-Care TM and Grill-Life TM.

Other Products

Outdoor Garden Accessories and Other Products

The Company also produces a line of garden accessories, including painted steel shepherd hooks, plant hangers, garden arches and trellises.  In addition, Keanall produces various types of boat coveres, patio furniture cushions and pet beds.  Sales of these products are largely counter seasonal to sales of the Company’s hearth and heating products.

Water Filtration and Dispensing Products

The Company, through Greenway, offers a growing range of innovative water dispensing and filtration products under the GreenwayTM and PolarTM brand names.  Greenway’s water dispensers offer modern styling, convenience and the quality to complement a home or office space.  Greenway’s water dispensers are available in table top versions or full size versions with either a storage compartment or refrigerated compartment on the bottom.  They dispense both hot and cold water and come with or without a bottled filtration system, providing the consumer with the choice of filtering their own tap water or purchasing bottled water.

Method of Distribution

The Company’s marketing strategy is directed towards providing a complete offering of products to each of its market segments in North America and the United Kingdom.  Through this approach, the Company aims to maintain a wide distribution of its products and promote customer confidence through demonstrating to builders, remodellers and mass merchants its ability to serve their respective needs on a long-term basis.  To support this marketing strategy, the Company carries out focused marketing activities aimed at the customer groups which comprise the market segments, including trade publication advertising, participation in trade shows as well as point-of-purchase literature and support materials.

The Company distributes its products primarily in North America and the U.K. through distributors, specialty retail dealers, mass merchants, gas utilities and propane suppliers.  In addition, the Company exports a select group of products to Sweden, Norway, Japan, France, the Czech Republic, Australia, Spain and Belgium.  These distributors, dealers and other customers effectively act as intermediaries between the Company and the end consumers of its products, offering installation expertise and service in many cases.  The Company does not directly install or service in the field products that it manufactures.  While the Company currently believes that it will continue to benefit from these established relationships, the termination of one or more such relationships could have a negative impact on the Company’s operations.  In most cases, the Company does not have written contracts with these customers.

Canada

The Company has historically supplied its products to dealers directly or through distributors across most of Canada.  This dealer network provides significant market coverage for the Company's products.  Consumers who purchase fireplace products from these dealers can also have full fireplace renovations conducted, including mantles, marble and stonework surroundings; and consumers who purchase barbeque products from these dealers can also have custom built-in barbeque surrounds constructed by one supplier. The Company also distributes its product through mass merchants in Canada and expects to expand distribution in this channel.  The mass merchant channel can be largely broken down into three types of mass merchants; discount mass merchants, such as Wal-Mart, do-it-yourself mass merchants, such as Canadian Tire, and club mass merchants such as Costco.  Certain manufacturers will only supply to one type of mass merchant (for example, lumber companies will not supply discount mass merchants such as Wal-Mart).  The Company supplies various products to all three types of mass merchants providing significant market coverage.  The product supplied to the mass merchants is at a lower price point than the product supplied to specialty retail dealers, as specialty retail dealers sell higher-end products with more features and offer other specialty services.  Certain of the products the Company supplies to mass merchants are not supplied to specialty retail dealers.

United States

The Company distributes its products through an extensive network of distributor locations, specialty hearth shops and mass merchants throughout the United States as well as through a distribution network selling to utilities, propane suppliers and appliance dealers throughout the United States.  In the past, these distributors have been primarily focused on hearth sales to building contractors that supply the new home construction market but are now increasingly supplying hearth products to dealers, gas utilities and propane distributors.  The Company has long standing relationships with many of its distributors.

Certain barbeque grills, barbeque parts and accessories, water filtration and dispensing products, gas log sets, electric fireplaces and stoves, fireplace doors, screens, mantles and space heating products are sold primarily through mass merchants, including home building centres, throughout the United States.  Management believes that the large sales volumes generated by these customers present an opportunity for sales growth across the Company’s product lines and accordingly, the Company is focusing its product development efforts at extending the range of its products that are specifically offered to the growing do-it-yourself remodeling segment.   Due to the large volumes of products that are purchased by certain mass merchants, as the Company’s sales to mass merchants continue to grow, its overall sales could become increasingly sensitive to product buying decisions made by certain mass merchants.  These customers regularly review the product lines and scope of products they sell and a decision by a particular mass merchant to exit a particular product category could have an adverse effect on the Company’s sales.

Management believes that the Company's extensive line of home products will allow the Company to expand existing distribution channels and to create new ones.  The Company previously streamlined its distribution capabilities through a single order/pricing/invoicing system across the Company’s North American hearth and heating operations and the distribution system was consolidated to reduce inventory and save transportation and storage costs.  In light of the Company’s increasing business with mass merchant retailers, which demand specific computerized inventory management capabilities, the Company implemented a new enterprise resource planning system in December 2002 specifically for its mass merchant customers.  The Company currently plans to continue to increase the number and strengthen its presence with specialty hearth and barbeque shops that it supplies with Vermont CastingsTM products and plans to continue to increase its distribution of products to gas utilities and propane distributors in the United States.

United Kingdom

CFM Europe distributes its products through a network of independent fireplace specialists with detailed product and installation knowledge, independent general domestic appliance retailers, do-it-yourself mail order retailers and builders. CFM Europe’s KinderTM brand products are sold only through the independent fireplace specialists while its FlavelTM brand products are sold through a number of major distributors who sell the product to numerous independent general domestic appliance retailers. The FlavelTM brand was acquired by CFM Europe in 2002 and has made it possible for the Company to apply a multi-branded distributor policy, which has facilitated meaningful penetration into additional channels of distribution not previously achieved.  In February 2003, CFM Europe purchased the product designs, product names and tooling for the Cannon product line of gas fireplaces from General Domestic Appliances. CFM Europe intends to sell the Cannon product line under the FlavelTM brand with the current Cannon product names retained.  The use of these brandnames provides further distribution and product model variety for the FlavelTM brand.  Substantial product rationalization for products being sold by CFM Europe is being carried out to harmonize CFM Europe’s product platforms with the different brands.

CFM Europe also sells products to two major do-it-yourself retailers, B&Q and Focus, and management believes that this distribution channel represents a major opportunity for future sales growth in the U.K.

Sales by Product Category

The following chart lists the percentage of the Company’s consolidated sales represented by sales of products in each of the categories described above for the two most recently completed fiscal years:
Product Category	% of Fiscal 2002 Consolidated Sales	% of Fiscal 2001 Consolidated Sales
Gas fireplaces	31	37
Free standing stoves	Less than 15	Less than 15
Wood burning fireplaces	Less than 15	Less than 15
Electric fireplaces and stoves	Less than 15	Less than 15
Space heaters	Less than 15	Less than 15
Gas logs	Less than 15	Less than 15
Hearth accessories	Less than 15	Less than 15
Barbeques and accessories	23	Less than 15
Outdoor garden accessories	Less than 15	Less than 15
Water Filtration and Dispensing	Less than 15	n/a
Water Purification	Less than 15	n/a

Competitive Conditions

Management believes that the Company is a leading manufacturer of hearth products in North America in what is a highly fragmented market and is a growing participant in the North American barbeque and water products industries.  Management recognizes that the Company faces significant competition in the North American hearth, barbeque and water products industries.

With respect to the hearth products industry, the Company has identified four large competitors with sales of comparable products in the same range as the Company in a broad range of geographic markets across North America:  Desa International Inc. (FMI, Vanguard), Hon Industries Inc. (Hearth Technologies), Lennox International Ltd. (Superior Fireplace Company, Marco Manufacturing) and Dimplex North America Limited (Symphony, Electraflame, Optiflame).  In addition to these large national competitors, there are a number of North American-based and international manufacturers with significant market shares in specific regional areas, which regional competitors are growing, expanding the distribution of their products and emerging as viable alternatives to the larger manufacturers in a number of product categories.  This group of competitors includes Wolf Steel Ltd. (Napoleon), Travis Industries, Inc. (Lopi, Fireplace Xtrordinair, Avalon), ECS, Inc. (Empire Comfort Systems) and Jotul.  The balance of the competition in the North American hearth and heating products industry is fragmented and characterized by smaller regional manufacturers with varying strengths in certain product categories.  Additionally, there are a number of companies competing in the distribution segment of the hearth products industry including Masco Home Services, a division of Masco Corp. and Clopay Building Products Company, a division of Griffon Corporation.  This segment includes distributors selling appliances to new homebuilders and/or specialty hearth dealers, specialty hearth dealers, gas utilities and propane distributors and mass merchants, including home building centres.  This segment represents a significant portion of the combined hearth products industry adding value by providing installation services, selling hearth products accessories and providing after sale service to the consumer.  Two of the Company’s large competitors, Hon Industries Inc. and Lennox International Ltd. have expanded their operations to participate in the distribution segment of the industry.  Many of the Company's competitors in North America are diversified, manufacturing such products as central heating and air conditioning appliances (oil or pellet burning or electric) and office furniture.

With respect to sales of space heating products, the Company competes with a number of other manufacturers of varying sizes.  These manufacturers include some of the same companies who are competitors in the hearth products market, such as Desa International Inc. and ECS, Inc. (Empire Comfort Systems) as well as additional competitors with concentrations of business in specific regional areas, such as Scheu Manufacturing Company and Mr. Heater Corporation. There are also a number of offshore manufacturers based principally in Asia, selling a variety of space heating products in North America.

The gas fireplace market in the U.K. is highly competitive and includes several traditional manufacturers such as Valor, Glen Dimplex and Robinson Willey who have distributed products predominantly through an extensive network of British Gas retail outlets in the past, through multiple retail outlets and through a growing number of smaller independent retailers, usually via distributors.  The closing of the British Gas retail outlets has accelerated a shift in the U.K. gas fireplace market towards other channels of distribution, in particular large do-it-yourself home centres and independent retailers.  Certain smaller manufacturers have increased their sales dramatically in recent years predominantly through their success with the do-it-yourself channel.  The U.K. market also features a significant number of smaller manufacturers who sell their products primarily to the independent retail channel.

With respect to the barbeque market, the Company has identified several large competitors offering competitive products under the following well-recognized brand names: Brinkman, Charbroil, Fiesta, Sunbeam, Uniflame and Weber. The balance of the competition in the North American barbeque market is fragmented and characterized by smaller regional manufacturers whose products are primarily targeted at the ultra high-end specialty retailer market and also importers who are procuring lower priced sourced units typically from Asian countries for resale into North America.

Competition in the low-end segment of the barbeque market is intense and is currently dominated by four main brands, Brinkman, Charbroil, Fiesta and Sunbeam.  In addition, an increasing number of cheaper imported products are available in this segment of the market; however, a number of these imports are lower quality products and the main competitors in this market have been generally successful at maintaining their market positions in the face of competition from these imported products by emphasizing product quality.  While the mid-range segment of the barbeque market is also characterized by strong competition among well-known brands, the higher selling prices that prevail in this segment of the market allow manufacturers a degree of flexibility to obtain competitive advantage through innovative features and designs.  Weber is the dominant brand in the mid-range segment of the barbeque market.  The number of imported products targeted at the high-end segment has been increasing in recent years; however, management believes that quality and design issues in relation to some of these products have limited the ability of these imports to gain significant market share.  Management believes that as these offshore manufacturers begin to rectify these quality and design issues, the imported products will become more competitive in the high-end segment of the market.

New Products

The Company's strategy is to lead the market through new product introductions.  The wood-burning segment of the Company's hearth products business is relatively stable in terms of new product introductions; however, the gas segment of the Company's business is changing as technology advances to meet emerging consumer demand.  Electric fireplaces are a rapidly growing hearth product category.

New product introductions represent a significant portion of product sales in any year and management expects that new product introductions will continue to sustain the Company's market share and revenue growth.

During the year, the Company successfully launched a number of new products, resulting in incremental revenue in the year.  These included new models of electric fireplaces specifically focused on the new home construction market, a new gas grill featuring a larger cooking surface and higher heat output targeted at the high-end segment of the market, a new gas grill focused on the popular priced category, a deep-drawn steel gas barbeque as well as a new line of stainless gas grills under the trademark Great Outdoors StainlessTM.

In addition, CFM Europe launched several new product models during the year.  These products include a full depth coal-effect inset fire for use with all flue types, a range of low cost electric fires and a range of contemporary styled inset fires with pebble fuel beds.

The Company has developed a unique residential ultraviolet water purification product, for which patents are pending and which it intends to bring to market under the brand name VitaPurTM.  This water purification system is designed to use ultraviolet light to purify water as it enters the home.  The Company considers the market for point-of-entry water purification solutions to be one with significant growth potential that can be well served through the Company’s current distribution channels.

The VitaPurTM ultraviolet disinfection system uses short wave ultraviolet light to inactivate pathogens.  The ultraviolet light disrupts the DNA strands of the microorganisms in the water and prevents them from replicating.  Ultraviolet disinfection is a non-toxic, environmentally friendly method of disinfecting water.  The Company’s VitaPurTM system is unique from other systems currently on the market in that it has a double ultraviolet lamp system, rather than the single lamp systems found in other products, which double lamps are placed outside the quartz tube through which the water flows, thus providing quick and easy access for lamp replacement as well as increased safety in the case of unit damage since no contaminants from the ultraviolet lamps can mix with the water.  The Company’s VitaPurTM system also provides an automatic cleaning device which keeps the quartz tubes clear of residue at all times thus providing constant high quality disinfection of water.  The VitaPurTM system also includes a sensor feature , which provides continuous monitoring of the unit’s operation so that in the event of inadequate operation, the unit will shut off the water flow completely in order to avoid exposure to untreated water.

The Company’s VitaPurTM water purification system has been tested by an independent microbiological laboratory to ANSI/NSF standard 55, performance class A, and conforms to the applicable UL and CSA standards.  The VitaPurTM system is one of only four water purification systems in the world to earn the National Sanitation Foundation’s highest effectiveness rating  The Company intends to introduce its VitaPurTM product in fiscal 2003, following extensive trials in numerous locations throughout North America.

The Company’s recent acquisition of Greenway also provides access to a unique ozone purification system under development for residential point-of-use and point-of-entry applications. The successful development of this advanced technology would provide the Company with two advanced disinfection platforms in the water purification segment.

Sources of Supply

The Company purchases a broad range of material and components that are sourced throughout the world in connection with its manufacturing activities.  Major items include steel, aluminum, brass, pig iron, ceramic glass, gas controls, valves, circulating fans, electric components, fasteners and packaging material.  The pricing and availability of these raw materials, components and finished goods are negotiated by the Company and the applicable supplier annually. In addition, the Company purchases indoor and outdoor space heating appliances, water and air products and various barbeque products from manufacturers located in South Korea, Taiwan and China. Purchases of water, air and space heating products are made under exclusive selling arrangements.

The Company has not had difficulties securing a supply of the materials required for its operations in the past and does not foresee any significant shortages of such materials in the future; however, given that the pricing and availability of certain key components and finished goods are determined on an annual basis increased price levels, or reduced availability, from one year to the next could have a negative impact on the Company’s business.  In addition, to the extent that the Company’s manufacturing operations, particularly in the case of barbeque manufacturing, are impacted by delays in the availability of some of these components, the Company’s ability to properly supply its customers could be affected, leading to potential losses of business.

Intangible Properties

The Company currently owns a number of patents.  Embodiments of certain of these patents are found in some of the Company's products.  In the past, the Company has established and maintained a competitive position with respect to one or more of its products as a result of such patents; however, management of the Company believes that continual product redevelopment, and not patent protection, will represent the prime source of sustainable competitive advantage for the Company in the future.

The Company continually develops and improves its products and technological processes and management believes that this will enable it to maintain its competitive position.  In light of the continuous nature of these developments, the Company does not, except perhaps in the case of substantial improvements, intend to apply for patents covering most of these products or processes.

The Company currently owns a number of trademarks.  The following are considered to be the Company's primary trademarks, under which most of the Company's products are sold.

The Company currently sells certain hearth products under the trademarks or brandnames Vermont CastingsTM, Majestic FireplacesTM, Northern FlameTM, DutchwestTM, PyromasterTM, TimberlineTM, KinderTM, MesinaTM, FlavelTM, Montana, Nevada, Colorado, Oasis, Arizona, Vancouver, Boston, Kalahari, Dakota, Atlanta, VissanTM and related logos.

The Company currently sells certain space heating products under the trademarks DynacoolTM, Kero TechTM, Kero MateTM and Dyna-GloTM.

The Company currently sells certain garden and outdoor products under the trademarks Chimney GuardTM and Victorian Garden CollectionTM.

The Company currently sells certain barbeque products under the trademarks Vermont CastingsTM, Grill CareTM, Grill LifeTM, KeanallTM, The Great OutdoorsTM and Smoky Mountain SeriesTM.

The Company currently sells certain water filtration and dispensing products under the GreenwayTM and PolarTM trademarks and intends to introduce its new ultra-violet water purification system under the trademark VitaPurTM.

Seasonality and Cyclicality

Hearth and Heating Products

Historically, the Company's revenues have been affected by the seasonal nature of the hearth products industry.  The majority of sales of retrofit hearth products were generated in the first and fourth quarters of the Company’s fiscal year as consumers who purchase such units generally do so in time for the beginning of the winter season.  Sales in the new home market are traditionally strongest in the third and fourth quarters when most new home construction occurs.  In addition, sales of the Company’s space heating products, gas log sets and hearth accessories are highly seasonal in nature, with the majority of sales taking place between May and December of each year.

Part of the Company’s sales and marketing strategy is directed towards managing the seasonal nature of the fireplace industry.  While the Company copes with this seasonality, in part, by producing products for both the retrofit and new home markets, it also actively manages the seasonality of the market by engaging in initiatives such as early purchase programs designed to encourage distributors and dealers to purchase and accept delivery of the Company’s products earlier in the season. These efforts have enabled the Company to effectively reduce or eliminate the effect of the industry's seasonality on its revenues.  Approximately 54% of the Company's sales in 2002 were generated in the first and fourth quarters.

The Company has also taken steps to diversify its product portfolio to counteract the seasonality in its traditional hearth products business.  The Company’s line of Vermont CastingsTM gas grills, the new line of private branded barbeques for the mass merchant market and the new line of barbeque replacement parts and accessories are intended to rapidly increase the Company’s share of the outdoor barbeque market, which is counter-cyclical to the Company’s hearth and heating products business.  In addition, the Company’s garden product line is counter-seasonal to the hearth products and accessories which allows for increased efficiency and overhead absorption at certain facilities throughout the year.

In order to efficiently meet both Canadian and U.S. demand for its products, the Company’s manufacturing facilities are operated at a level pace throughout the year.  While this schedule generally results in increased inventory levels during the traditionally slower second and third quarters, it enables the Company to meet the combined Canadian and U.S. peak demand during the first and fourth quarters of the fiscal year.  Level loading production in this manner also enables the Company to efficiently manage overhead costs.  The Company continually evaluates the future demand for products and plans production in the most economical manner to meet this demand.

The business of the Company is cyclical in that demand for the Company’s products is affected by general economic conditions influencing the level of consumer confidence and the level of housing starts.  Reduced new home construction activity, as a result of high interest rates or other economic factors, can lead to a reduction in hearth product sales by the Company in the hearth and heating market segment.  In addition, reduced consumer spending on home improvement items, as a result of interest rate factors or other economic developments, can lead to a reduction in sales by the Company of its hearth and barbeque products at the specialty retail and mass merchant levels.

Barbeque Products

The barbeque market is also generally a seasonal business in that a significant percentage of overall sales are generated at the retail level between March and June in any year.  This means that the bulk of the Company’s revenues in this market fall into its second and third quarter.  Management believes that this traditional seasonality has become less pronounced in recent years as consumers have begun to use their grills year round.  As a result of this higher level of grill usage, demand for barbeque accessories and replacement parts, as well as replacement grills themselves, has grown in portions of the year that have generally been considered off-season.  Consequently, even though retailers have historically reduced their selection of barbeques and accessories during the fall and winter months, a number of retailers have begun to increase off-season offerings in order to take advantage of this year-round usage.  Management believes that as this trend continues, there may be greater sales generated in the barbeque market outside the normal selling season; however, management of the Company believes, given the importance of spring weather on consumer purchasing decisions, that the barbeque market will remain an essentially seasonal business.

In the context of the general seasonality of the barbeque market, weather patterns can have an effect on the extent and timing of sales activity.  In years where there is an early spring, the Company’s customers may increase their orders at the end of March so that they have inventory to cope with early consumer demand.  Similarly, in years where spring is delayed due to prolonged cold weather, these customers may delay their initial orders until later in April or early May.  This phenomenon can result in sales of the Company’s barbeque products and accessories being shifted from its second quarter to its third quarter and vice-versa.  Since a significant percentage of most retailers’ barbeque sales take place on weekends, a prolonged period of bad weekend weather can threaten the Company’s sales in any season as some retailers begin to minimize their barbeque business as a method of avoiding excessive inventories at the end of the season.  At the same time, a long summer can result in the Company’s barbeque sales extending late into its fourth quarter.

Environmental Matters

While it is the Company's policy to comply with all applicable environmental laws, due to the nature of the Company's manufacturing operations, the Company is not subject to significant environmental regulation.  As a result, such regulations have a minimal financial and operational impact on the Company and only nominal expenditures are anticipated in connection with environmental matters in the future.  Management of the Company believes that the Company is currently in material compliance with all applicable environmental regulations.

Employees

As of September 28, 2002, the Company had a total of approximately 1,578 Canadian, 801 U.S. and 111 U.K. full-time employees.

The hourly employees at the Company’s Mississauga facilities are unionized and are represented by Local 9500 of the United Steel Workers of America under a collective agreement which expires on January 8, 2006.  The hourly employees at the Company’s Indiana facility are unionized and are represented by Local 204 of the Sheet Metal Workers International Association under a collective agreement which expires on May 9, 2004.  The Company believes its employee/management relations are good.

All of the Company’s facilities actively engage in the recruitment of temporary employees through peak periods or times of exceptional demand.  This allows the Company to increase its workforce only when needed to respond to market demand.

Foreign Operations

The Company conducts a significant portion of its business in the United States.  In the fiscal year ended September 28, 2002, approximately 82% of the Company's sales were generated in the United States.  The Company also conducts a portion of its business in the United Kingdom. Financially, the operations of the Company’s divisions are independent of each other and the operations of CFM but for the fact that all companies share access to a committed revolving credit facility.  In addition, each company has cross-guaranteed the obligations of its parent company (and, as applicable, its ultimate Canadian parent company) and any subsidiaries outstanding from time to time under the same credit arrangements. The non-Canadian operations generally obtain labour and materials locally and sell their products primarily within their domestic markets.  The Company has exposure to exchange rate changes as a result of its net investment in foreign subsidiaries.

As the Company continues to expand the scope of its activities in foreign markets, it becomes exposed to a greater risk of foreign exchange fluctuation.  Weakening in the value of the U.S. dollar or British pound against the Canadian dollar may result in lower earnings and would result in lower revenues for the Company when stated in Canadian dollars.  The Company manages this foreign exchange exposure through the purchase of raw materials and capital equipment denominated in U.S. dollars and British pounds.  In addition, the Company can draw upon a forward foreign exchange facility if required to further manage foreign exchange exposure.

The Company also imports certain space heating products from South Korea and certain barbeques, barbeque parts and accessories from China and Taiwan.  While purchases from Korea are denominated in U.S. dollars, the Company is subject to adjustments in product pricing, either favourable or unfavourable, depending on the relationship of the Korean won, to the U.S. dollar.  While the Company is not subject to specific price adjustments in connection with its purchases from China and Taiwan, exchange rate fluctuations which are unfavourable to the applicable suppliers could have an effect on product pricing available in connection with the Company’s annual negotiations with these suppliers.  Accordingly, significant strengthening of the Korean, Chinese and Taiwanese currencies could result in lower earnings for the Company.

While the Company has not entered into market instruments with respect to foreign exchange hedging in the past, it may, if deemed necessary, do so in the future.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

ANNUAL RESULTS

The following table summarizes certain financial information derived from the audited consolidated financial statements of the Company for the years indicated below.  This table should be read in conjunction with the Management’s Discussion and Analysis contained on pages 30 to 36 of this Annual Information Form.

	Year ended
	September 28	September 29	September 30
	2002	2001	2000
	In thousands of dollars
Sales	$576,232	$416,332	$381,900
Net income	$42,081	$31,398	$33,782
Earnings Per common share
Basic	$1.06	$0.82	$0.82
Diluted	$1.03	$0.81	$0.81
Total assets	$664,785	$502,029	$452,248
Long term debt	$162,673	$128,513	$125,779

DIVIDENDS

The Company intends to continue to retain its earnings for use in its business and does not expect to pay dividends on its Common Shares in the foreseeable future.  The directors of the Company review this policy from time to time in the context of the Company’s earnings, financial condition and other relevant factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction

The following management’s discussion and analysis (“MD&A”) provides a review of important events, results of operations and the financial position of the Company for the year ended September 28, 2002, in comparison with those for the year ended September 29, 2001.  This discussion should be read in conjunction with the consolidated financial statements for the year ended September 28, 2002 and the accompanying notes.

The Company operates in one business segment, home products, which includes the development, manufacture and sale of fireplaces, hearth related products and barbeques and related accessories.  The Company is subject to a number of the usual risks associated with participation in a durable consumer products industry.  Demand for these products is affected by the risks and uncertainties listed on pages 4 to 10 under “Trends, Uncertainties and Risks” of this Annual Information Form.

Results of Operations

CFM’s consolidated sales increased 38% to $576.2 million in the year ended September 28, 2002, compared to $416.3 million in the prior year.

Sales by product category were as follows:

For the 12 months ended ($ millions)	September 28, 2002	September 29, 2001
Hearth and heating products	443.2	397.6
Barbeque and outdoor products	133.0	18.7
	576.2	416.3

Sales of hearth and heating products were $443.2 million in the year, an increase of 11% from the prior year.  Within this product category, hearth products generated sizeable growth due to the significant expansion of sales within the mass merchant retail channel as well as double-digit growth in North American new home construction segment sales.  The growth in new home construction was partially offset by a fourth quarter year over year decline in retrofit hearth product sales in the specialty retail channel caused by particularly warm weather in the fall buying season.  Sales of heating products declined marginally year over year.

Sales of barbeque and outdoor products were $133.0 million in the year, an increase of $114.3 million from the prior year.  The significant increase is a result of sales of the Company’s new mass merchant barbeque grills and barbeque accessories through Keanall’s operations. Keanall was formed as a barbeque division in January 2002 by combining the newly acquired Keanall Holdings Limited with the Company’s new barbeque grill manufacturing plant, which commenced commercial production at the same time.  In addition, the Company acquired TGO on May 30, 2002 and TGO’s post acquisition end-of-season grill sales also contributed to the Company’s overall sales increase in this category.

Gross Profit

Gross profit increased by $36.3 million or 26% from the prior year to $173.7 million.  As a percentage of sales, gross profit declined to 30.1% from 33.0% in the previous year.

Gross margin in the year was impacted by the significant growth in barbeque appliance sales, which are sold at margins that are lower than the margins historically realized by the Company through sales of hearth products, as well as a high level of costs in relation to the first year of operation of the Company’s barbeque manufacturing facility.  Barbeque appliance margins were negatively impacted in this start-up year by costs associated with inefficient raw material usage and component sourcing, subcontracted metal forming and inefficient labour and operation costs following commencement of commercial operation of the facility in January 2002.  Many of the initial year cost inefficiencies have been addressed and future barbeque margins are expected to improve but remain lower than the historical hearth product margins realized by the Company.

Gross margin in the year was also impacted by year-over-year changes in sales mix.  The higher sales growth in the lower margin, new home segment in the hearth market  and lower fourth quarter sales of higher margin retrofit hearth products, due to the unusually warm fall weather, were the main contributors to the lower gross margin.

Selling, Administrative, Research and Development Expenses

Operating expenses for the year increased $23.6 million or 35% to $91.7 million.  The incremental increase in expenses relates primarily to the addition of Keanall and TGO.  As a percentage of sales, operating expenses were 15.9%, slightly lower than the prior year of 16.4%.

EBITDA

Earnings before interest, taxes, and amortization (“EBITDA”) were $82.0 million, up $12.6 million or 18% from the prior year.  EBITDA margins declined to 14.2% from 16.6% for the prior year due primarily to the impact of lower overall gross margins as discussed above.  The following is a reconciliation of EBITDA to net income for the year:

EBITDA for the year has been determined as follows:
For the 12 months ended ($ millions)	September 28, 2002	September 29, 2001

Net income for the period	42.1	31.4
Amortization	13.3	10.4
Interest income	(0.2)	(0.5)
Interest expense	7.1	8.3
Income taxes	19.7	14.7
Amortization of Goodwill (net of tax)	-	5.0
EBITDA[1]	82.0	69.3

Net Interest Expense

Net interest expense of $6.8 million was down $1.0 million from the prior year as a result of lower interest rates.

Net Income

Net Income for the year ended September 28, 2002 was $42.1 million, up 34% from $31.4 million in the previous year due primarily to the significant growth in sales.

In accordance with the Canadian Institute of Chartered Accountants’ (“CICA”) new accounting recommendation for Business combinations, Goodwill and Other Intangible Assets, goodwill is no longer amortized.  Net Income in the prior year was $36.4 million after giving retroactive effective for the accounting change concerning the amortization of goodwill of $5.0 million.

Earnings Per Share

Earnings per share (“EPS”) increased 29% to $1.06 from $0.82 in 2001, due primarily to the 34% increase in net income, partially offset by a 4% increase in the weighted average number of shares outstanding.  The weighted average number of common shares of the Company (“Common Shares”) outstanding increased to 39,836,000 primarily as a result of the 2,722,000 Common Shares issued on the acquisitions of Keanall and TGO net of the purchase of 179,500 Common Shares under the Company’s Normal Course Issuer Bid.  On a comparative basis, EPS increased by $0.11 or 12% from $0.95 in 2001 after giving retroactive effect to the accounting change concerning goodwill.

Diluted EPS improved to $1.03 from $0.81 in the prior year and from $0.94 after retroactive effect to the accounting change concerning goodwill.

Cash flow

During the year, CFM generated $49.7 million in cash from operations, a $15.3 million or 44% increase from the $34.4 million of cash generated in fiscal 2001.  An increase of $7.3 million in cash flow from operations, before changes in non-cash working capital, along with an $8.0 million lower investment in working capital compared to the prior year, contributed to the improvement in cash generated.

Non-cash working capital was impacted by an incremental investment in inventory primarily attributable to the initial year, end of season finished goods inventory of barbeque grills and raw materials for the new barbeque operation, as well as higher fireplace inventories in line with the demand expectation for the fall/winter fireplace season.  This was offset by lower cash installments of income taxes in fiscal 2002 as a result of changes in the timing of quarterly installments in the United States and an increase in accounts payable and accrued liabilities.  The increase in payables was lower than the increase in other working capital as the Company continued to take advantage of supplier discounts for early payment when economically justified.  Excluding the impact of the additional receivables from the acquired businesses of Keanall and TGO, accounts receivable increased only marginally year over year despite higher sales in the fourth quarter and particularly in the month of September 2002 due to a focused effort by the Company to improve the aging of receivables.

Cash flow used in investing activities was $50.3 million with the Keanall and TGO acquisitions consuming $10.8 and $15.1, respectively.  Capital spending in the fiscal year was $20.9 million.  Significant capital projects in the year included the completion of the Company’s new barbeque manufacturing facility, tooling costs to accommodate the increase in demand for electric fireplaces and the enterprise resource planning system implementation at Keanall.

With the objective of maximizing return on capital employed, the Company purchased and cancelled under its 2001/2002 Normal Course Issuer Bid 179,500 Common Shares at an average price of $9.48 per share during the fiscal year for $1.7 million.  The Company filed a new Normal Course Issuer Bid on October 3, 2002, and under the 2002/2003 Normal Course Issuer Bid, the Company can purchase up to 2,800,000 Common Shares commencing October 9, 2002 until October 8, 2003.

Cash flows from operations in fiscal 2003 should generate adequate cash reserves for capital expenditures and purchases of shares under the 2002/2003 Normal Course Issuer Bid, and provide excess cash capacity to repay debt or use for other corporate purposes.

Financial Position, Liquidity and Capital Resources

Accounts receivable increased $33.5 million when compared to a year ago due primarily to higher hearth sales in the fourth quarter and particularly in the month of September 2002 compared to a year ago, as well as the addition of barbeque accounts receivable of the Keanall and TGO operations.

Inventory increased by $38.5 million over the prior year due to the addition of the Keanall and TGO operations as well as the initial year, end of season inventories of grills and raw material inventories required for the Company’s new barbeque manufacturing operation.  The expanded barbeque grill offering has been successful with consumers, contributing significantly to the Company’s sales growth in the year.  Initial year market penetration uncertainty, product mix variability and customer on time fulfillment demands have led to higher grill inventories to support this sales growth.

Other assets increased by $1.3 million over the prior year to $6.8 million with the deferred barbeque facility start up costs accounting for the majority of the increase.  Pre-commercial production start up costs for the new barbeque manufacturing facility totalling $3.8 million have been deferred.  Of that amount, $2.0 million was incurred and deferred in fiscal 2002 up to the end of the first quarter when commercial production quality and output levels were achieved.  For the nine-month period from the beginning of the second quarter through to the end of the fiscal year, $0.6 million of deferred BBQ facility start up costs were amortized.

Intangible assets increased by $2.0 million over the prior year to $8.3 million.  The trademarks acquired by the Company’s British fireplace business accounted for the majority of the increase.

Goodwill increased by $60.7 million to $232.7 million due primarily to the goodwill acquired on the acquisitions of Keanall and TGO of $51.5 million and $12.9 million, respectively.  Application of the new fair value impairment test of goodwill recommended by the CICA resulted in a $2.0 million writedown of the goodwill associated with the Company’s United Kingdom subsidiary to zero.  Consistent with the CICA accounting recommendation for Business Combinations, Goodwill and Other Intangible Assets, the Company ceased amortizing goodwill in fiscal 2002.  In accordance with the new pronouncement, the Company will assess the impairment of goodwill by applying a fair value based test on an annual basis going forward.

The Company’s net debt2 increased by $50.1 million to $201.3 million reflecting the residual over operating cash flow required to fund the acquisitions of Keanall and TGO as well as capital expenditures.  The Company is capitalized with net debt to total capital of 59%.

Shareholders’ equity increased by $65.8 million or 24% over the prior year to $343.4 million with net book value per share increasing to $8.46, up 16% from $7.30 in 2001.  The principal factors contributing to the change in equity were net earnings for the year of $42.1 million and the share consideration issued as part of the Keanall and TGO acquisitions of $33.5 million.

The seasonal nature of the hearth and heating market and the barbeque market impacts the Company’s cash flow and investment in working capital.  In both categories, pre-season inventories are built in order to meet the seasonal demands of its customers, which are then converted to accounts receivable as those inventories are sold through the season and ultimately to cash as the accounts receivable are collected.  Cash flow and working capital levels are also impacted by the early purchase or advance book programs with extended payment terms that the Company offers its specialty retail customers.  To support the growth of its barbeque products, the Company has and will continue to be required to make additional investments in working capital; however, as the barbeque selling season is counter-seasonal to the Company’s traditional hearth business, this additional investment in barbeque-related working capital generally occurs as investment in hearth-related working capital is falling to its lowest point in the cycle.

As part of its capital management, the Company reviews certain working capital metrics.  For example, the Company evaluates its accounts receivable and inventory levels through the computation of days’ sales outstanding and inventory turnover.  The number of days’ sales outstanding as of September 28, 2002, improved significantly from the prior year.  Inventory turns during fiscal 2002 were only marginally lower than in fiscal 2001, despite the initial year incremental investment in barbeque inventory and the inventories acquired on the acquisitions of Keanall and TGO.  Management expects inventory turns to improve as revenues grow and operational inefficiencies in its new barbeque manufacturing facility improve.  The Company is currently implementing a new enterprise resource planning (“ERP”) system across its mass merchant operations which should enable management to better forecast and plan production and manage inventory levels.

As at September 28, 2002, the Company had total available lines of credit of $265 million, of which $82 million was unused.  The details of these credit facilities, which expire in July, 2005, are as described in note 9 to the Company’s consolidated financial statements for the year ended September 28, 2002.  As a measure of the Company’s financial condition and ability to service its debt and meet its other financial obligations, management regularly reviews the ratio of the Company’s debt to its earnings before interest, taxes and amortization (“EBITDA”).  Based upon debt at September 28, 2002 and EBITDA for the year then ended, this ratio was 2.5.

The Company will continue to have cash requirements to support its seasonal working capital needs and capital expenditures, to pay interest and service its debt and for share repurchases under its issuer bid.  In order to meet its cash requirements, the Company intends to use internally generated funds and borrowings under its existing credit facilities.  Management believes that cash flow from operations and capacity under its existing credit facilities will be sufficient to meet the Company’s cash requirements over the next twelve months.

Quarterly Financial Results

(in thousands of dollars, except per share amounts)

	Q1		Q2		Q3		Q4		Full Year
	2002	2001	2002	2001	2002	2001	2002	2001	2002	2001
Sales	127.7	110.3	113.1	74.8	152.4	87.2	183.0	144.0	576.2	416.3
EBITDA*	25.4	23.9	13.2	8.8	15.8	10.4	27.6	26.2	82.0	69.3
Net income	13.9	11.9	6.3	3.0	7.3	3.4	14.6	13.1	42.1	31.4

Per share
Earnings beforee goodwill amortization	0.37	0.34	0.15	0.11	0.18	0.12	0.36	0.38	1.06	0.95

Earnings	0.37	0.31	0.15	0.08	0.18	0.09	0.36	0.34	1.06	0.82

Diluted earnings	0.36	0.30	0.15	0.08	0.18	0.09	0.35	0.34	1.03	0.81

* Please refer to the EBITDA section of the MD&A included in this report.

Outlook

While fiscal 2002 was a success in terms of record sales and earnings, it was also a success in establishing a strong platform from which to build and grow profitably in the future on three fronts.  First, the Company’s core hearth and space heating operations remain well positioned for continued growth through market share gains in the new home sector and significant new opportunities in remodelling markets as consumers focus more of their discretionary spending on the home.  In addition, with expanded relationships within the mass merchant channel, the fastest growing segment of the retail market, and one of the broadest distribution networks in the industry, management expects to achieve continued revenue growth in the Company’s core hearth and space heating business next year and beyond.

Second, in fiscal 2002, the Company successfully launched its new barbeque manufacturing facility and a new line of barbeque appliances, and established and strengthened relationships with key mass merchant retailers. In combination with the acquisitions of Keanall and TGO, the Company is now a major player in barbeque appliances and accessories.  Through new product offerings and expanded presence in retail markets, management expects significant growth in barbeque and outdoor products in fiscal 2003 and following years.

Third, the Company’s recent acquisition of Greenway, in conjunction with the continued development of the Company’s own water purification technology, has solidly placed the Company in the high growth-potential water purification and dispensing market. As these products are sold through retail and, in particular, mass merchant retail channels, the Company expects to be able to lever its relationships within these channels to drive further sales growth.  In fiscal 2003, management expects to achieve only modest growth in this segment, but with the expectation of significant growth beyond.

As barbeque appliances and accessories command a lower gross margin than the Company’s traditional hearth products, with the anticipated growth in the Company’s barbeque business, management expects overall gross margins to be lower in the future; however, management believes that the Company has significant performance opportunities heading into fiscal 2003.  A number of factors should contribute to gross margin improvements in fiscal 2003, including overcoming start-up inefficiencies at the Company’s new barbeque facility and improving its overhead absorption profile through better utilization of manufacturing capacity and streamlining the Company’s operations to improve the link between sales forecasts, inventory levels and plant performance.  In addition, management expects the Company’s net profitability to provide future leverage as the Company is able to grow without adding significant overhead and administrative support, which should result in improvement in the Company’s net margins.

With respect to trends in the Company’s business overall, management expects that through a more expansive participation with a broad range of retailers in hearth, barbeque and now water products, the Company can be positioned as the leading supplier of home appliances that will be commonplace in most North American homes.

Management believes that CFM is well positioned in its markets and that CFM has the financial capacity to support its aggressive growth plans for fiscal 2003 and beyond.

MARKET FOR SECURITIES

CFM’s common shares are listed and posted for trading on The Toronto Stock Exchange under the trading symbol "CFM".

DIRECTORS AND OFFICERS

NAME, ADDRESS AND OCCUPATION
Name, Municipality of Residence and Position	Principal Occupation currently and within five preceding years	Director Since
Colin Adamson Mississauga, Ontario Director Chairman and Chief Executive Officer	Chairman of the Company since May 1996; Chief Executive Officer of the Company since February 1994; Co-Founded CFM in 1987 and has held various positions with CFM since 1987.	13-Feb-92
David Colcleugh Mississauga, Ontario Director

Chairman of DuPont Canada Inc. (a diversified science company, which products include nylon industrial yarn, synthetic fibers, polymer resins, packaging films, automotive finishes, crop protection products, and industrial chemicals) since October 1997.  President and Chief Executive Officer of DuPont Canada Inc. from October 1997 to January 1, 2003.

24-Jul-02
William Corbett Oakville, Ontario Director	Chairman of The New Providence Development Company Limited (a real estate developer) since 1992.	12-Apr-94
William Cullens Mississauga, Ontario Director	Corporate Director. Chairman and Chief Executive Officer of Canron Inc., (a manufacturer of structural steel, plastic pipe and fittings; industrial forgings and machined products) from 1992 to 2000.	12-Apr-94
Paul Houston Ajax, Ontario Director	President and Chief Executive Officer of Alderwoods Group Inc. (a funeral services provider) since 1999. President and Chief Executive Officer of Scott’s Restaurants from 1996 to 1999.	24-Jul-02
Patrick Keane Oakville, Ontario Director Executive Vice President, Operations

Executive Vice President, Operations of the Company since January 2, 2002.  President, Founder and owner, Keanall Holdings Limited (a manufacturer and distributor of after-market gas grill products) from 1981 until 2002.

02-Jan-02
Sheila O’Brien Sewickley, Pennsylvania Director

Senior Vice President, Human Resources, Public Affairs, Investor and Government Relations of Nova Chemicals Ltd. (a commodity chemicals company) since October 1998. Senior Vice President, Human Resources and Public Affairs of Nova Corporation (a commodity chemicals company) from January 1995 to October 1998.

Ms. O’Brien has tendered her resignation as a director of the Company effective February 26, 2003.  Mr. Bruce Mitchell is being proposed as a nominee for the board of directors at the annual shareholders’ meeting on February 26, 2003.

18-Feb-98
Bruce Mitchell Toronto, Ontario Nominee

President and Chief Executive Officer of Permian Industries Limited (a management and holding company and sole shareholder of Ajax Precision Manufacturing Limited, Integrated Solutions Group Inc. and Trophy Foods Inc.) since 1998.  Chairman of Promanad Communications Inc. from 1991 to 1998.

Nominee for 26-Feb-03 Annual Shareholders Meeting
Carlo De Pellegrin Richmond Hill, Ontario Lead Director	Partner of Williams & Partners Chartered Accountants LLP since 1997.	08-Dec-94
Heinz Rieger Toronto, Ontario Director

Corporate Director.  Vice Chairman of the Company from May 1996 to May 1997; Chairman of the Company from February 1994 to May 1996; Co-Founded CFM in 1987 and has held various positions with CFM since 1987.

13-Feb-92
Jim Lutes Mississauga, Ontario President and Chief Operating Officer	President and Chief Operating Officer of the Company since November 1996; Interim Chief Financial Officer from November 2000 until July 2002.	----
Peter Plows Kettleby, Ontario Senior Vice President, Operations

Senior Vice President, Operations of the Company since November 22, 2000. Vice President, Operations of Atoma International (a member of Magna International Inc., a leading global supplier of technologically advanced automotive systems, components and complete modules) from 1998 to 2000; U.K. Group Managing Director of Webasto Group (a major German owned international group of companies with its principal activity being the design, manufacture and supply of sunroofs and heater/air conditioners to the global automotive industry.) from 1993 to 1998.

----
Dan Downing Fort Wayne, Indiana Vice President, Manufacturing and Engineering

Vice President of Manufacturing and Engineering of the Company since May 1997.  President, VCMP since May 2002.  President of RMC from December 2000 to May 2002; Vice President of Operations of Vermont Castings from September 1991 to May 1997.

----
Steve Haramaras Glenview, Illinois Vice President, U.S. Mass Merchant Operations

Vice President, U.S. Mass Merchant Operations of the Company since February 2002; President, Mass Merchant Operations of VCMP since May 2002. President of Harris from December 2000 to February 2002.  Vice President and General Manager of Harris from January 1998 to December 2000. Vice President, Sales and Marketing for Harris Systems Inc. from January 1989 to January 1998.

----
J. David Wood Aurora, Ontario Vice President and Chief Financial Officer

Vice President and Chief Financial Officer of the Company since July 2002.  Senior Vice President, Finance of Atoma International Inc. (a member of Magna International Inc., a leading global supplier of technologically advance automotive systems, components and complete modules) from 1999 until July 2002.  Director, Finance of Dell Computer Corp. from 1997 to 1999.

----
Scott Dunlop Toronto, Ontario Vice President, Corporate Development and General Counsel

Vice President, Corporate Development and General Counsel of the Company since January 2003.  Lawyer at Fraser Milner Casgrain LLP from March 2001 to January 2003.  Vice President of the Company from September 1998 to February 2001; General Counsel and Secretary of the Company from May 1997 to February 2001.

----
Susan Marlow Brampton, Ontario Vice President, Human Resources and Development

Vice President, Human Resources and Development of the Company since February 2000. Vice President, Operations of Brampton Engineering Inc. (a manufacturer of blown film equipment for the plastics industry) from August 1998 to November 1999; Director, Human Resources of Knoll North America Corp. (a manufacturer of office furniture) from March 1995 to August 1998.

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Sonya Stark Milton, Ontario Director, Legal Affairs, Investor Relations and Corporate Secretary	Director, Legal Affairs, Investor Relations and Corporate Secretary of the Company since February 2001. Legal Affairs, Corporate Compliance and Investor Relations Officer since October 1995.	----
David Brash Mississauga, Ontario Director, Corporate Finance	Director, Corporate Finance of the Company since July 1997.	----
Paul Kroetsch Burlington, Ontario Treasurer

Treasurer of the Company since February 2000. Vice President and Treasurer of Millenium Financial (an insurance holding company) from February 1999 to November 1999; Treasurer of Liberty Canada (an insurance company) from May 1996 to December 1998.

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Eileen Foley Georgetown, Ontario Director of Tax	Director of Tax of the Company since May 1998. Director of Tax of The CFM Majestic Products Company Inc. from February 1997 to May 1998.	----

Term of Office

Each director remains in office until the next annual shareholders’ meeting or until his or her successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of the Company and/or any other applicable law.

Voting Securities

As at the date of this Annual Information Form, being February 10, 2003, directors and senior officers of the Company, as set out on pages 37 to 40 of this Annual Information Form, as a group beneficially owned, directly or indirectly, or exercised control or direction over a total of 12,091,713 common shares, which constitutes 30% of the issued and outstanding common shares of the Company.

Committees

Under the provisions of the Business Corporations Act (Ontario), the Company is required to have an audit committee.  Messrs. Corbett, Cullens and De Pellegrin are currently members of the Company’s audit committee.  Mr. Corbett is the Chairman of this committee.

The Company also has a Compensation and Corporate Governance Committee of which Mr. Corbett, Mr. Cullens, Mr. Houston, Ms. O’Brien and Mr. De Pellegrin are currently members.  Mr. Cullens is the Chairman of this committee.  Ms. O’Brien has tendered her resignation as a director of the Company effective February 26, 2003.  The Corporation has a Business Development Committee of which Mr. Colcleugh, Mr. De Pellegrin and Mr. Rieger are currently members. Mr. Colcleugh is the Chairman of this committee.

ADDITIONAL INFORMATION

When the securities of the Company are in the course of a distribution pursuant to a short form prospectus, or a preliminary short-form prospectus has been filed in respect of a distribution of its securities, the Company will provide to any person, upon request to the Secretary of the Company, the following:

(i) one copy of the Annual Information Form (the "AIF"), together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF;

(ii) one copy of the comparative financial statements for the most recently completed financial year, together with the accompanying report of the auditor and one copy of any interim financial statements subsequent to the financial statements for its most recently completed financial year;

(iii) one copy of the information circular in respect of the most recent annual meeting of shareholders that involved the election of directors; and

(iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of CFM’s common shares, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s latest information circular dated December 31, 2002.  Additional financial information is provided in the comparative financial statements for the fiscal year ended September 28, 2002 which are included in the Company’s 2002 annual report.  A copy of any of the above-referenced documents may be obtained upon request from the Secretary of the Company.

Footnotes

1 EBITDA is defined as earnings before the taking of any deductions in respect of interest, taxes and amortization.  EBITDA is presented before deductions for interest expense, tax expense and amortization to provide financial statement users a measure of CFM’s earnings available to provide for these costs.  EBITDA has been determined by taking net income for the period from the Consolidated Statement of Operations and adding to it interest expense, amortization and income taxes which are disclosed as individual line items within the Consolidated Statement of Operations. EBITDA Margin is defined as EBITDA expressed as a percentage of sales.

EBITDA and EBITDA margin are not recognized measures for financial statement presentation under Canadian generally accepted accounting principles (“GAAP”).  Non-GAAP measures (such as EBITDA and EBITDA margin) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers.  Investors are encouraged to consider these financial measures in the context of CFM’s GAAP results, as provided in the financial statements for the year ended September 28, 2002.

2 Net debt is defined as debt (current and long-term portion) plus bank indebtedness net of cash.  This measure is widely accepted by the financial markets as a measure of credit availability.  Net debt is not a recognized measure for financial statement presentation under Canadian GAAP.  Non-GAAP measures (such as net debt) do not have any standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other issuers.  Investors are encouraged to consider this financial measure in the context of the Company’s GAAP results, as provided in the financial statements for the year ended September 28, 2002.